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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

      (Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
                                 [ ] Form N-SAR

                         For Period Ended: June 30, 2000

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

            For the Transition Period Ended: ________________________

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 | Read Instruction (on back page) Before Preparing Form. Please Print or Type |
  | Nothing in this form shall be construed to imply that the Commission has |
                 | verified any information contained herein. |
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                           The Hydrogiene Corporation

                             Full Name of Registrant

                     12335 World Trade Center Drive, Suite 8

            Address of Principal Executive Office (Street and Number)


                               San Diego, CA 92128

                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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| |   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/ | (b)  The subject annual report, semi-annual report, transition report on
  |        Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
  |        filed on or before the fifteenth calendar day following the
  |        prescribed due date; or the subject quarterly report of transition
  |        report on Form 10-Q, or portion thereof will be filed on or before
  |        the fifth calendar day following the prescribed due date; and
  |   (c)  The accountant's statement or other exhibit required by Rule
  |        12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                         (Attach Extra Sheets if Needed)

The Form 10-QSB has been delayed for the following reason:

Registrant requires additional time to complete certain disclosure information necessary to accurately complete the Form 10-QSB for the period ended June 30, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Jeffrey A. Rinde, Esq.      212                      661-3535
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               (Name)            (Area Code)             (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).          [X]  Yes     [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                         [ ] Yes      [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           THE HYDROGIENE CORPORATION

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 8/14/2000                          By      /s/ CHARLES KALLMANN
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                                                      President